Exhibit 23.7

CONSENT OF LAZARD FRÈRES & CO. LLC

      We hereby consent to (i) the inclusion of our opinion letter, dated March 17, 2004, to the Board of Directors of Fisher Scientific International Inc. (the “Company”) as Annex C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 (the “Registration Statement”) relating to the proposed acquisition of Apogent Technologies Inc. by the Company and (ii) the references to such opinion, and to our name, in the Joint Proxy Statement/Prospectus under the captions “Summary — Opinions of Financial Advisors”, “The Merger — Background of the Merger”, “The Merger — Fisher Reasons for the Merger” and “The Merger — Opinions of Financial Advisors to Fisher”. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Rules”), nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the Rules.

Dated: May 20, 2004

LAZARD FRÈRES & CO. LLC

by:	/s/ Steven J. Golub

Name: Steven J. Golub
Title: Managing Director